Exhibit 99
GORMAN-RUPP REPORTS THIRD QUARTER AND NINE MONTH 2010 RESULTS
Mansfield, Ohio – October 28, 2010 – The Gorman-Rupp Company (NYSE Amex: GRC) reports net sales and earnings for the third quarter and nine months ended September 30, 2010.
Net sales during the third quarter ended September 30, 2010 increased 15.4% to $73,953,000 compared to $64,096,000 during the same period in 2009. Net income increased 18.9% to $6,155,000 compared to $5,177,000 in the third quarter 2009. Earnings per share were $0.37 and $0.31 for the respective periods.
Net sales for the nine months ended September 30, 2010 increased 4.0% to $212,119,000 compared to $204,039,000 during the same period in 2009. Net income increased 12.1% to $16,308,000 compared to $14,550,000 in the first nine months of 2009. Earnings per share, respectively, were $0.98 and $0.87 for the two periods.
The increase in net sales during the quarter continued to be positively impacted by the slowly rebounding global economy and is due primarily to increases in sales to the international fire protection market, the municipal market, and the construction, rental and industrial markets, partially offset by decreased sales in the OEM market.
The 19.8% increase in operating income and the increase in earnings for the quarter reflect the impact of the $9.9 million of increased sales and the ongoing benefits of cost savings and operating efficiencies initiated in 2009 and continuing in 2010. Offsetting the impact of increased sales and cost savings were increases in LIFO expense of $0.04 per share primarily due to the partial liquidation of LIFO quantities during the third quarter 2009 as a result of reduced inventory levels, and overtime compensation of $0.03 per share associated with meeting increased customer demand during the quarter.
The Company’s backlog of orders increased to $104.6 million at September 30, 2010 compared to $85.2 million a year ago and $93.7 million at December 31, 2009. The increase from September 30, 2009 was largely due to orders arising from the custom pump, wastewater, rental and international fire protection markets.
Jeffrey S. Gorman, President and CEO said, “The Company has again experienced increasingly positive financial results during this quarter and we remain cautiously optimistic that improving business conditions will continue. As we begin the fourth quarter, we are very pleased to have completed the National Pump Company acquisition which will complement and broaden our existing pump portfolio and provide opportunities for expansion of our markets.”
Released by David P. Emmens, Corporate Secretary, Telephone (419) 755-1477.
For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.
The Gorman-Rupp company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net sales	$73,953	$64,096	$212,119	$204,039
Cost of products sold	55,298	47,996	160,729	156,804

Gross profit	18,655	16,100	51,390	47,235

Selling, general and administrative expenses	9,401	8,373	26,535	26,151

Operating income	9,254	7,727	24,855	21,084

Other income (expense) — net	3	78	(388)	791

Income before income taxes	9,257	7,805	24,467	21,875
Income taxes	3,102	2,628	8,159	7,325

Net income	$6,155	$5,177	$16,308	$14,550

Basic and diluted earnings per share	$0.37	$0.31	$0.98	$0.87
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	Unaudited
	September 30,	December 31,
	2010	2009
Assets
Cash and short-term investments	$42,120	$45,908
Accounts receivable — net	49,644	37,239
Inventories	39,287	40,506
Deferred income taxes and other current assets	5,517	7,747

Total current assets	136,568	131,400

Property, plant and equipment — net	107,535	108,523

Deferred income taxes and other assets	10,081	9,149

Total assets	$254,184	$249,072

Liabilities and shareholders’ equity

Accounts payable	$12,299	$8,972
Short-term debt	—	15,000
Accrued liabilities and expenses	27,264	19,203

Total current liabilities	39,563	43,175

Income taxes payable	971	971
Retirement benefits	1,930	5,044
Postretirement benefits	22,982	22,270

The Gorman-Rupp Company shareholders’ equity	188,007	176,905
Noncontrolling interest	731	707

Total shareholders’ equity	188,738	177,612

Total liabilities and shareholders’ equity	$254,184	$249,072

Shares outstanding	16,688,535	16,710,535